Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF VERACYTE, INC.
Veracyte, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
FIRST:    The name of the corporation is Veracyte, Inc.
SECOND:    The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 15, 2006 and the original name of the corporation was Calderome, Inc. The Certificate of Incorporation was most recently amended and restated on November 4, 2013 (the “Restated Certificate of Incorporation”).
THIRD:    This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted by the corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).
FOURTH:    Article V.B of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“B. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation without any action on the part of the stockholders, by the vote of at least a majority of the directors of the corporation then in office. In addition to any vote of the holders of any class or series of stock of the corporation required by law or this Restated Certificate of Incorporation, the bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting as a single class; provided, however, that the affirmative vote of the holders representing only a majority of the voting power of the shares of the capital stock of the corporation entitled to vote in the election of directors, voting as one class, shall be required if such adoption, amendment or repeal of the bylaws has been previously approved by the affirmative vote of at least two-thirds (2/3) of the directors of the corporation then in office.”
FIFTH:    Article VI.B, Article VI.C, and Article VI.D of the Restated Certificate of Incorporation are hereby amended and restated in their entirety as follows:
“B. Classes of Directors. Subject to the provisions of this Restated Certificate of Incorporation relating to the rights of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, directors of the corporation shall be and are divided into the following classes: the 2024 Class, the 2025 Class and the 2026 Class (each as defined below); provided that such division shall terminate at the 2026 annual meeting of stockholders. Subject to the provisions of this Restated Certificate of Incorporation relating to the rights of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, commencing with the 2024 annual meeting of stockholders, directors of the corporation other than those in the 2025 Class and 2026 Class (each as defined below) shall be elected for a term of one year, expiring at the next succeeding annual meeting of stockholders. Each director of the corporation serving in the class elected at the 2021 annual meeting of stockholders shall serve for a three-year term expiring at the 2024 annual meeting of stockholders (the “2024 Class”), each director of the corporation serving in the class elected at the 2022 annual meeting of stockholders shall serve for a three-year term expiring at the 2025 annual meeting of stockholders (the “2025 Class”), and each director of the corporation serving in the class elected at the 2023 annual meeting of stockholders shall serve for a three-year term expiring at the 2026 annual meeting of stockholders (the “2026 Class”), including any person appointed to fill a vacancy or newly created directorship occurring in the 2024 Class, 2025 Class or the 2026 Class (each of whom shall be deemed to be a member of the class of directors in which the vacancy or newly created directorship occurred), shall continue to hold office until the end of the term for which such director was elected or appointed, as applicable. Subject to the provisions of this Restated Certificate of Incorporation relating to directors elected by the holders of one or more series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, (a) commencing with the 2024 annual meeting of stockholders, all directors of the corporation other than those in the 2025 Class and the 2026 Class will be elected for a term of one year, (b) commencing with the 2025 annual meeting of stockholders, all directors of the corporation other than those in the 2026 Class will be elected for a term of one year, and (c) commencing with the 2026 annual meeting of stockholders, all directors of the corporation will be elected for a term of one-year. In all cases, each director shall serve until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification, or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C. Vacancies. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal, or other cause, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office (i) for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred (subject to the declassification provisions in the preceding paragraph B), or (ii) following the termination of the classification of the Board of Directors, for a term expiring at the next annual meeting of stockholders, and, in either case, until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, or by the certificate of incorporation or the bylaws of the corporation, may exercise the powers of the full board until the vacancy is filled.
D. Removal of Directors. Subject to the special rights of the holders of one or more series of Preferred Stock with respect to the election of directors, except as otherwise provided by law, each director serving in a class of directors for a term expiring at the third annual meeting of stockholders following the election of such class may be removed only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting as a single class, and all other directors may be removed with or without cause by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting as a single class.”
SIXTH:    Article X of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“ARTICLE X
Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article X, or paragraph B of Article V, or Article VI, VII, VIII or IX.”

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this 9th day of June, 2023.

VERACYTE, INC.
By:	/s/ Marc Stapley
Marc Stapley
Chief Executive Officer

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